Exhibit 10.2

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of July 28, 2011, among Harbor BioSciences, Inc., a Delaware corporation (the “Company”), Amun LLC a Delaware limited liability company (“Amun”), and any other stockholder who from time to time becomes party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A. Amun and the other parties who become a party hereto are sometimes referred to herein collectively as the “Stockholders,” and each individually, a “Stockholder.”

The Company is party to that certain Stock Purchase Agreement, dated July 28, 2011, between the Company and Amun (the “Purchase Agreement”), pursuant to which Amun will purchase two million (2,000,000) shares of Preferred Stock (the “Acquired Shares”).

In connection with the Initial Closing of the Purchase Agreement, the parties hereto desire to enter into this Agreement on the date of such Initial Closing (the “Closing Date”).

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Construction of Terms. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.

SECTION 1.2 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“382 Ownership Change” means an “ownership change” as defined in Section 382 of the Code.

“5% Shareholder” means a “5-percent shareholder” as defined in Section 382 of the Code.

“12(g) Termination” has the meaning ascribed to it in Section 4.2(e).

“Acquired Shares” has the meaning ascribed to it in the second paragraph of this Agreement.

“Affiliate” of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person; provided, however, that an Affiliate of Amun, as applicable, shall also include (a) an employee, limited partner, general partner or director of Amun and (b) any spouse, sibling or lineal ancestor or descendent of any such employee, limited partner, general partner or director or any trust for the benefit of, or any estate of, any such spouse, sibling, ancestor or descendent. For the purpose of this definition, “control” (including with correlative meanings, the terms

“controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

“Agreement” has the meaning ascribed to it in the first paragraph of this Agreement.

“Amun” has the meaning ascribed to it in the first paragraph of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized by law or executive order to close in New York City, New York.

“Bylaw Amendment” has the meaning ascribed to it in the Purchase Agreement.

“Charter Amendments” has the meaning ascribed to it in the Purchase Agreement.

“Closing Date” has the meaning ascribed to it in the third paragraph of this Agreement

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, $0.01 par value per share, of the Company, and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization).

“Company” has the meaning ascribed to it in the first paragraph of this Agreement.

“Deregistration” means the termination of the registration of the Company’s Common Stock or other class of securities under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act.

“Director” means a member of the Board of Directors.

“Escrow Agreement” has the meaning ascribed to it in the Purchase Agreement.

“Equity Incentive Plan” means any one of the 1997 Incentive Stock Option Plan, the 2005 Equity Incentive Plan or the 2005 Non-Employee Directors’ Equity Incentive Plan, in each case as amended or otherwise modified from time to time prior to the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Forward Stock Split” has the meaning ascribed to it in the Purchase Agreement.

“Initial Closing Date” has the meaning ascribed to it in the Purchase Agreement.

“Issuance Notice” has the meaning ascribed to it in Section 8.3.

“NOL Provision” has the meaning ascribed to it in the Purchase Agreement.

“Purchase Agreement” has the meaning ascribed to it in the second paragraph of this Agreement.

“Person” means any individual, corporation, partnership (limited or general), a limited liability company, trust, joint venture, unincorporated organization or any similar entity.

“Preferred Stock” means the Series A Preferred Stock, $0.01 par value per share, of the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization).

“Put Right” has the meaning ascribed to it in Section 4.2.

“Qualifying Transaction” means a transaction in which the Company acquires a controlling interest in a third-party, the terms of which transaction provide that, immediately following the closing of such acquisition, the acquired company would provide to the Company funds in an amount equal to at least $5,000,000 in cash plus an amount equal to the documented out-of-pocket costs and expenses (including for legal and accounting expenses) incurred by the Company in connection with such Qualifying Transaction (such amount not to exceed $200,000), which amounts, together with any operating cash held by the Company immediately prior to the closing of such Qualifying Transaction, would, subject to applicable law, be available to the Company to be transferred, together with any and all (i) intellectual property and (ii) other assets of the Company related to the Company’s biotechnology business as it exists immediately prior to the closing of such Qualifying Transaction that may be so transferred pursuant to applicable law as otherwise permitted under any contract, agreement or arrangement to which the Company is a party, to a newly formed subsidiary of the Company, which subsidiary will assume all liabilities, obligations and commitments of the Company (whether known or unknown, accrued, contingent or absolute or otherwise) as of immediately prior to such closing.

“Qualifying Transaction Proposal” has the meaning ascribed to it in Section 4.2(g).

“Reverse Stock Split” has the meaning ascribed to it in the Purchase Agreement.

“Securities Act” means the Securities Act of 1933.

“Stockholder” has the meaning ascribed to it in the first paragraph of this Agreement.

“Stockholder Directors” has the meaning ascribed to it in Section 7.1.

“Stockholder Observer” has the meaning ascribed to it in Section 7.2.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each of the Stockholders, individually and not jointly, hereby represents, warrants and covenants to the Company and each other Stockholder as follows: (a) such Stockholder has full authority, power and capacity to enter into this Agreement and perform its obligations hereunder; and (b) this Agreement constitutes the valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms.

ARTICLE III

PURCHASE AND SALE

Pursuant to the Purchase Agreement, Amun shall be issued, on the Closing Date and in connection with the initial closing of the Purchase Agreement, two million (2,000,000) shares of Preferred Stock.

ARTICLE IV

TRANSFER AND ASSIGNMENT; AMUN PUT RIGHT

SECTION 4.1 Transfer and Assignment by Amun. Subject to compliance with applicable law, Amun may freely Transfer any Acquired Shares held by it and any or all of its rights under this Agreement to any Affiliated Transferee of the Acquired Shares, and any such Transferee shall be deemed to be a “Stockholder” for purposes of this Agreement and as a condition of such transfer shall become a party to this Agreement via execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A.

SECTION 4.2 Amun Put Right. Following the Closing Date and until the later to occur of (x) the 12-month anniversary following the Closing Date or (y) in the event a Qualifying Transaction has not been consummated, forty-five (45) calendar days following the Company’s 2012 annual stockholders meeting, Amun may, in its sole discretion, elect to put all (but not less than all) of the Acquired Shares held by it to the Company (the “Put Right”), and the Company shall be obliged to purchase such Acquired Shares promptly, and in no event later than thirty (30) calendar days, following the date on which such put request is delivered in writing to the Company, in exchange for $1.00 and the return of all cash and any other property or assets held in escrow pursuant to the Escrow Agreement, in the event of any of the following:

(a) The Company has not appointed to the Board of Directors the Stockholder Directors within five (5) calendar days of the receipt by the Company of a written request from Amun that they do so;

(b) Less than three (3) Stockholder Directors are members of the Board of Directors following the Company’s 2011 annual stockholders meeting;

(c) The stockholders of the Company shall have failed to approve the Reverse Stock Split and Forward Stock Split or adopt the NOL Provision, in each case in accordance with the Purchase Agreement within one hundred (100) calendar days following the Closing Date;

(d) Amun shall have requested in writing, at any time following the approval of the Reverse Stock Split and Forward Stock Split by the stockholders of the Company, that the Company effect the Reverse Stock Split and Forward Stock Split and within two (2) Business Days after such request the Company shall not have filed the amendments to the Company’s certificate of incorporation relating to the Reverse Stock Split and Forward Stock Split with the Delaware Secretary of State;

(e) (i) Amun shall have requested in writing, at any time following the Closing Date, that the Company effect the termination of the registration of the Company’s Common Stock or other class of securities under Section 12(g) of the Exchange Act (the “12(g) Termination”) and within five (5) Business Days after such request the Company has not filed a certification on Form 15 pursuant to Rule 12g-4 of the Exchange Act to effect the 12(g) Termination or (ii) Amun shall have requested in writing, at any time following the effective date of the Reverse Stock Split, that the Company effect a Deregistration of the Company’s Common Stock or other class of securities and within five (5) Business Days after such request the Company has not effected such Deregistration (subject to any applicable waiting periods);

(f) The occurrence of a 382 Ownership Change that occurs prior to the closing of a Qualifying Transaction;

(g) (i) Amun shall have brought to the Board of Directors a Qualifying Transaction, and a majority of the Company’s disinterested directors shall have failed to recommend and approve the Qualifying Transaction within forty-five (45) calendar days of Amun having made a written proposal to the Company in respect of a Qualifying Transaction (a “Qualifying Transaction Proposal”) or (ii) such Qualifying Transaction shall not have been consummated within seventy-five (75) calendar days of Amun having made a Qualifying Transaction Proposal to the Company, unless, in the case of clause (ii), the failure to consummate such Qualifying Transaction within such seventy-five (75) calendar day period is due to Amun’s breach in any material respect of its obligations under the definitive agreements providing for the Qualifying Transaction;

(h) At any time following the Deregistration, the Company makes any filing with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act on a voluntary basis; or

(i) Any material breach of this Agreement by the Company that is not cured within twenty (20) calendar days after notification of breach or any breach of any representation or warranty contained in Sections 3.1(g), (ll) or (mm) of the Purchase Agreement.

ARTICLE V

RIGHTS TO PURCHASE

SECTION 5.1 Right to Participate in Certain Sales of Additional Securities. So long as Amun continues to hold or is deemed to hold through one or more of their Affiliated Transferees at least 50% of the Acquired Shares issued to Amun on the Closing Date (as the same may be proportionately adjusted by way of a stock split, stock dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization), the Company agrees that it will not, subject to Section 5.5 below, sell or issue: (a) any shares of capital stock of the Company (which includes shares of both Common Stock and Preferred Stock), (b) securities convertible into or exercisable or exchangeable for capital stock of the Company or (c) options, warrants or rights carrying any rights to purchase capital stock of the Company, unless the Company first submits a written notice to Amun identifying the terms of the proposed sale (including the name or names of the third party proposed purchasers, price, number or aggregate principal amount of securities and all other material terms), and offers to Amun the opportunity to purchase up to one hundred percent (100%) of the securities proposed to be issued on terms and conditions, including price, no less favorable than those on which the Company proposes to sell such securities to such proposed purchasers. The Company’s offer pursuant to this Section 5.1 shall remain open and irrevocable for a period of ten (10) calendar days following the Company’s sending of such written notice.

SECTION 5.2 Stockholder Acceptance. Amun may elect to purchase up to one hundred percent (100%) of the securities so offered by giving written notice thereof to the Company within such ten (10) calendar day period, including in such written notice the maximum number of shares of capital stock or other securities of the Company that Amun wishes to purchase. Any securities purchased by Amun pursuant to this Article V will be subject to the rights and obligations set forth in this Agreement.

SECTION 5.3 Sale to Third Party. Any securities so offered that are not purchased by Amun pursuant to the offer set forth in Section 5.1 above, may be sold by the Company to such proposed purchasers, but only on terms and conditions no more favorable than those set forth in the notice to Amun, at any time within ninety (90) calendar days following the termination of the above-referenced ten (10) calendar day period, but may not be sold to any other Person or on terms and conditions, including price, that are more favorable to such purchaser than those set forth in such offer or after such ninety (90) calendar day period without renewed compliance with this Article V.

SECTION 5.4 Exceptions to Pre-emptive Rights. Notwithstanding the foregoing, the right to purchase granted under this Article V shall be inapplicable with respect to: (i) the issuance of shares of Common Stock (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend or similar event) pursuant to the valid exercise of options to purchase Common Stock outstanding on the date of this Agreement, (ii) securities issued as a result of any stock split, stock dividend, reclassification, recapitalization or reorganization or similar event with respect to the Acquired Shares or (iii) the issuance of Common Stock pursuant to currently outstanding warrants to acquire Common Stock of the Company outstanding on the date of this Agreement.

SECTION 5.5 Assignment of Rights. Amun shall have the right to transfer and/or assign its rights under this Article V to any Transferee of such Acquired Shares permitted by Section 4.1, and shall further have the right to transfer and/or assign and transfer Amun’s right to accept any particular offer under Section 5.1 hereof.

ARTICLE VI

CONSULTATION RIGHTS

SECTION 6.1 The Company shall make its appropriate officers and/or Directors, and those of its subsidiaries, available periodically and at such times as reasonably requested by a single designee and representative of all the Stockholder(s) (the “Representative”) for consultation with the Representative with respect to all matters relating to the business and affairs of the Company and its subsidiaries, including, without limitation, significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions or the proposed commencement or compromise of significant litigation. The Company agrees to consider, in good faith, the recommendations of the Representative in connection with the matters on which it is consulted as described above.

SECTION 6.2 So long as the Stockholder(s) continues to hold or is deemed to hold through one or more of their Affiliated Transferees at least 50% of the Acquired Shares issued to Amun on the Closing Date (as the same may be proportionately adjusted by way of a stock split, stock dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization), the Company shall use commercially reasonable efforts to deliver to the Stockholder(s) (via the Representative):

(a) as soon as available, but in any event within forty-five (45) calendar days after the end of each fiscal quarter, unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such fiscal quarter, and consolidated balance sheets of the Company and its subsidiaries as of the end of such fiscal quarter;

(b) within ninety (90) calendar days after the end of each fiscal year, audited consolidated statements of income and cash flows of the Company and its subsidiaries for such fiscal year, and consolidated balance sheets of the Company and its subsidiaries as of the end of such fiscal year; and

(c) promptly upon receipt thereof, any additional written reports, management letters or other detailed information concerning significant aspects of the Company’s or any of its subsidiary’s operations or financial affairs given to the Company or any of its subsidiaries by its independent accountants (and not otherwise contained in other materials provided hereunder).

ARTICLE VII

GOVERNANCE

SECTION 7.1 Initial Board Representation. Immediately following the Closing Date, the Company will exercise all authority to fill the three (3) current vacancies on the Board of Directors with the individuals designated by the Stockholder in writing to the Company (the “Stockholder Directors”), each of whose term shall expire at the Company’s 2011 annual stockholders meeting. In connection with the Company’s 2011 annual stockholders meeting, the Company will exercise all authority to cause such Stockholder Directors to be nominated for election to the Board of Directors at such annual stockholders meeting to terms that expire at the Company’s 2014 annual stockholders meeting.

SECTION 7.2 Stockholder Observer. At any time following Closing Date and prior to the appointment of the Stockholder Directors, the Stockholder will be entitled to appoint one (1) observer to the Board of Directors (the “Stockholder Observer”) who shall be invited to attend all meetings of the Board of Directors in a nonvoting observer capacity. The Company shall also provide the Stockholder Observer with copies of all notices, minutes, consents, and other materials that are provided to the Directors at the same time and in the same manner as provided to such Directors; provided, however, that the Stockholder Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude the Stockholder Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel.

SECTION 7.3 Resignations and Replacements. If a Stockholder Director ceases to serve as a Director for any reason, the vacancy created by such Director ceasing to serve as a Director shall be filled by the affirmative vote of a majority of the remaining Directors then in office with an individual designated by the Stockholder(s).

SECTION 7.4 Special Board Actions. Notwithstanding anything else in this Agreement to the contrary, for so long as the Stockholder continues to hold or is deemed to hold through one or more of its Affiliated Transferees at least 50% of the Acquired Shares issued to Amun pursuant to the Purchase Agreement (as the same may be proportionately adjusted by way of a stock split, stock dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization), the Company shall not take any of the following actions, and shall not permit any of its subsidiaries or Affiliates (other than any business acquired by the Company in a Qualifying Transaction) to take any of the following actions, without first obtaining the approval (by vote or written consent) of two-thirds of the Board of Directors:

(a) amend any provision of the Company’s or any of its subsidiary’s governing documents, including without limitation the Certificate of Incorporation, the Bylaws and the Shareholder Rights Plan, except in accordance with the terms of this Agreement and the Purchase Agreement;

(b) make or approve any voluntary bankruptcy or reorganization filing by, liquidation or other termination of the business or operations of, the Company or any of its subsidiaries or allow the Company or any subsidiary to make a general assignment, arrangement or composition for the benefit of its creditors or to admit its inability to pay its debts generally as they become due;

(c) increase the size of the Board of Directors to more than seven (7) Directors;

(d) make any determination or otherwise take any action with respect to net operating losses as contemplated by the terms of the NOL Provision;

(e) except as required under options to purchase Common Stock and warrants to acquire Common Stock, in each case outstanding on the date of this Agreement, issue any securities; and

(f) register any securities of the Company or any of its Subsidiaries or file any registration statement relating to securities of the Company or any of its Subsidiaries with the Commission or list any such securities on any stock exchange.

SECTION 7.5 Committees. At any time following the appointment of the Stockholder Directors and for as long as the Stockholder(s), in the aggregate, own Preferred Stock that on an as converted basis is equivalent to at least five percent (5%) of the outstanding shares of Common Stock, the Company shall exercise all authority under applicable law to cause the Board to designate at least one (1) Stockholder Director to serve as a member of each committee of the Board of Directors, to the same extent, and on the same basis, as the other Directors, provided that such Stockholder Director need not serve as chair of any such committee.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

SECTION 8.1 Deregistration. At any time following the effective date of the Reverse Stock Split, the Company shall, upon the request of Amun, file with the Commission all forms and documentation necessary to effect the Deregistration and shall effect such Deregistration as soon as reasonably practicable following a request by Amun, but in no event later than five (5) Business Days following such request.

SECTION 8.2 No Voluntary Filings. Following the Deregistration, the Company shall not make any filing with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act on a voluntary basis.

SECTION 8.3 Amun Option to Contribute Shares. The Company will provide written notice (the “Issuance Notice”) to the Stockholder(s) on the earlier to occur of (x) twenty (20) calendar days prior to any issuance of shares of Common Stock to any Person other than the Stockholder(s) and (y) such shorter period to allow sufficient time for the Company to deliver shares of Common Stock as required by the option or warrant upon its exercise, provided that the Issuance Notice shall allow sufficient time for the Stockholder(s) to convert the necessary number of shares of Preferred Stock into Common Stock and to make the contribution to the Company of such shares of Common Stock as contemplated by this Section 8.3. Within ten (10) calendar days of the receipt of the Issuance Notice or such earlier time as the Company shall have notified the Stockholder(s) in writing and as may be required to allow sufficient time for the Company to deliver shares of Common Stock as required by the option or warrant subject to such Issuance Notice (and in any event at least two (2) Business Days prior to the date shares of Common Stock are required to be delivered in connection with such issuance), the

Stockholder(s) shall have the option, but not the obligation, to contribute, to the Company Common Stock subject to such Issuance Notice, in exchange for such consideration to be paid to the Company in connection with such issuance or as may otherwise be agreed to by the Company and the Stockholder(s). In the event that the Issuance Notice relates to an exercise by a holder of warrants or options to purchase Common Stock, the Stockholder(s) shall receive the warrant or option exercise price, as applicable, in exchange for its contribution of the Common Stock to the Company. The Company shall use reasonable best efforts to allow the Stockholder(s) to convert shares of Preferred Stock into shares of Common Stock and contribute such shares in accordance with the terms of this Section 8.3.

SECTION 8.4 Surrender and Contribution of Fractional Shares. If the Stockholder(s) converts shares of Preferred Stock in order to contribute shares of Common Stock pursuant to Section 8.3 above, the Company at its expense will forthwith issue to the Stockholder(s) certificates representing any Preferred Stock (including fractional shares thereof) not converted and contributed by the Stockholder(s), such certificates representing shares of Preferred Stock (including fractional shares thereof) to be issued in the name of the Stockholder(s) or its nominee.

SECTION 8.5 Amun Voting Agreement. Following the Closing Date, the Stockholder(s) will vote all shares of Preferred Stock over which the Stockholder(s) has voting control in favor of approval of the Charter Amendments.

SECTION 8.6 Qualifying Transaction. Following the Closing Date, the Stockholder(s) will use commercially reasonable efforts to identify a company or business that may be sold to the Company in a transaction that would constitute a Qualifying Transaction. The Company and the Stockholder(s) shall use reasonable best efforts to consummate the Qualifying Transaction as promptly as practicable following execution of definitive documentation in connection therewith.

SECTION 8.7 Standstill. Following the Closing Date and until the expiration of the Put Right, neither the Company nor any of its subsidiaries or Affiliates (other than any business acquired by the Company in a Qualifying Transaction) shall:

(a) enter into any agreement or arrangement or amend, modify or terminate any such agreement or arrangement with any officer, employee, director, stockholder, member, warrant holder or equity holder of the Company or any of its subsidiaries or any Affiliate of such officer, employee, director, stockholder, member, warrant holder or equity holder or otherwise incur any liabilities (other than as may be required by the express terms of outstanding warrants in connection with the redemption thereof by the Company in accordance with such warrants) and other than liabilities incurred in the ordinary course of business, in an amount greater than $200,000;

(b) incur indebtedness for borrowed money in an amount greater than $200,000 in the aggregate at any one time outstanding for the Company and its subsidiaries;

(c) incur or grant any lien, security interest or other encumbrance on the Company, its subsidiaries or any of their respective assets or properties, other than with respect to assets relating to HE2000, HE2100, HE3413, HE3177, Apoptone or Triolex, having a value in excess of $200,000;

(d) extend any credit, loan or other advance in an amount greater than $200,000 in the aggregate at any one time outstanding;

(e) acquire in one transaction or a series of related transactions securities or other assets having an aggregate value for the Company and its subsidiaries in excess of $200,000 except in connection with a Qualifying Transaction;

(f) issue any guarantee with respect to the debts or other obligations (e.g., “keep well” or “take or pay” arrangements) of any Person except in connection with a Qualifying Transaction;

(g) make any expenditure in excess of $100,000; and

(h) hire any employee, officer or director of or consultant to the Company and/or any of its subsidiaries that may result in the payment of compensation in cash, property or other consideration during any calendar year of more than $150,000 to any Person in the aggregate from any one or more of such companies

SECTION 8.8 Reverse and Forward Stock Splits. The Board of Directors shall effect the Reverse Stock Split and Forward Stock Split within two (2) Business Days of receiving a request in writing from Amun that the Board of Directors effect the Reverse Stock Split and Forward Stock Split.

SECTION 8.9 Survival. Each of the parties hereto agrees that each representation, warranty, covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

SECTION 8.10 Legend on Securities. The Company and Amun acknowledge and agree that the following legends shall be typed on each certificate evidencing any of the Acquired Shares held at any time by Amun:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF JULY 28, 2011, AS SUCH MAY BE AMENDED AND/OR RESTATED IN ACCORDANCE WITH ITS TERMS. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

SECTION 8.11 Amendment and Waiver. Any party may waive in writing any provision hereof intended for its benefit. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise. This Agreement may be amended only with the prior written consent of the Company and the Stockholder(s).

SECTION 8.12 Interpretation; Certain Definitions. References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles” and “Sections” shall be deemed to be references to Articles and Sections hereof unless otherwise indicated. A reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder. As used in this Agreement, “including” (and the derivative “include”) means including, without limitation.

SECTION 8.13 Actions Taken by Amun. To the extent that any action in this Agreement may be taken by the Stockholder(s), such action shall be undertaken by the affirmative vote of the holders of a majority of the Acquired Shares then owned by the Stockholder(s).

SECTION 8.14 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) five (5) Business Days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile or electronic mail, provided that the facsimile transmission or electronic mail, as applicable, is promptly confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

if to the Company,

Harbor BioSciences, Inc.

9191 Towne Centre Drive, Suite 409

San Diego, California 92122

Attention: Robert Weber, Chief Financial Officer

Facsimile: (858) 320-2590

and

Stradling Yocca Carlson & Rauth

4365 Executive Drive, Suite 1500

San Diego, California 92121

Attention: Michael Brown, Esq.

Facsimile: (858) 926-3001

if to the Stockholder(s),

Amun LLC

c/o Resource Holdings, Ltd.

520 Madison Avenue, 33rd Floor

New York, New York 10022

Attention: Richard Bartlett

Facsimile: (212) 935-3851

and

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Jack Bodner, Esq.

Facsimile: (212) 841-1010

SECTION 8.15 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION 8.16 Entire Agreement. This Agreement and the Schedules and Exhibits annexed hereto constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto.

SECTION 8.17 Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto would result in irreparable injury to the other parties hereto, that the remedy at law alone would not be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without having to post any bond or other security of undertaking, this being in addition to any other remedy to which they are entitled at law or equity. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable by a court of competent jurisdiction in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 8.18 Governing Law. This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of law principles.

SECTION 8.19 Jurisdiction.

(a) Each party irrevocably agrees that any legal proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the District of Delaware, or, if such court does not have subject matter jurisdiction, the state courts of the State of Delaware, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such proceeding.

(b) WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

SECTION 8.20 Adjustments. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, combinations of shares, recapitalizations, merger, consolidations, reorganizations and similar changes affecting the capital stock of the Company.

SECTION 8.21 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such succession. The right of Amun hereunder shall only be assignable to Transferees Affiliated with Amun. This Agreement may not be assigned by the Company without the prior written consent of Amun, and without such prior written consent any attempted Transfer shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

HARBOR BIOSCIENCES, INC.

By:	/s/ Robert W. Weber
Name: Robert W. Weber
Title: Chief Financial Officer

AMUN LLC

By:	/s/ Richard Bartlett
Name: Richard Bartlett
Title: President

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Stockholders Agreement (the “Agreement”) dated as of July 28, 2011, by and among Harbor BioSciences, Inc. (the “Company”) and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term “Stockholder” (as defined in the Agreement). The undersigned further confirms that the representations and warranties contained in Section II of the Agreement are true and correct as to the undersigned as of the date hereof. The address and facsimile number to which notices may be sent to the undersigned is as follows:

Address: _______________________

Facsimile No. ____________________

NAME OF UNDERSIGNED